Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
MANAGEMENT CHANGES

FRISCO, TEXAS, February 17, 2015 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced the appointment of Mr. Mack D. Good as Chief Operating Officer.  Mr. Good is returning to Comstock after a brief retirement.  Mack previously served as our Chief Operating Officer from 2004 through March 2011 and served the Company in various other capacities from 1997 through 2004.

Comstock also announced that Mark A. Williams, the Company's current Chief Operating Officer, and Mr. Gerry L. Blackshear, the Company's current Vice President of Exploration, are leaving the Company to pursue other interests.

"We welcome Mack Good's return to Comstock, and we look forward to his leadership as we transition through another period of commodity price volatility", commented M. Jay Allison, Comstock's Chief Executive Officer.  "We also wish Mark and Gerry continued success in their future endeavors."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.